UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 9, 2012
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394
_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 8.01 Other Events

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing preliminary results for the first quarter of 2012 was made on April 9, 2012 and a copy of the release is being furnished as Exhibit 99.1 in this current report.

Item 8.01 Other Events

Data I/O Corporation announces completion of its stock repurchase programs

A press release announcing the completion of Data I/O’s common stock repurchase programs was made on April 9, 2012 and a copy of the release is being furnished as Exhibit 99.1 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)                 Exhibits

Exhibit No.	Description

99.1	Press Release: Data I/O releases preliminary results for the first quarter of 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

April 9, 2012	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1

Press Release: Data I/O releases preliminary results for the first quarter of 2012

Exhibit 99.1

Joel Hatlen	Hayden IR
Vice President and Chief Financial Officer	Brett Maas, Managing Partner
Data I/O Corporation	(646) 536-7331
6464 185th Ave. NE, Suite 101	Email: brett@haydenir.com - or -
Redmond, WA 98052	Dave Fore, Director of Research
(425) 881-6444	(206) 395-2711
investorrelations@dataio.com	Email: dave@haydenir.com

DATA I/O RELEASES PRELIMINARY FIRST QUARTER RESULTS

Completed Common Share Repurchase Programs

Redmond, WA, April 9, 2012 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced that for the first quarter of 2012, it expects to report revenues of approximately $3.7 million and a net loss in the range of $1.7 to $2.0 million.  Bookings for the quarter were $4.2 million, and backlog grew to $1.6 million as of March 31, 2012. The Company believes the decline in orders and revenue relates primarily to reduced capital spending resulting from economic uncertainty related to the European sovereign debt and to a downturn in Asia-based electronics manufacturing.  Orders in those two regions were each down approximately 40% compared to the first quarter of 2011; however, orders from the Americas were up 14% compared to the first quarter of 2011.

“Our orders during the quarter were primarily performance- and process-related with our new RoadRunner3, RoadRunner, and new Factory Integration Software 'FIS' product lines showing growth,” stated Fred Hume, President and CEO.  “The Company’s sales funnel continues to grow for our new RoadRunner 3 and Factory Integration Software, and the overall funnel is at approximately the same level as it was a year ago.  Also, we launched the new FLXHD in February, and it received high interest from potential customers at the Apex 2012 trade show and on demonstration tours in Asia. We expect that interest to translate into sales in the future.”

The Company remains in a strong financial position with cash of approximately $12 million and no debt at the end of the first quarter.  The Company expects to announce final results for the first quarter of 2012 on April 30, 2012.

Share Repurchase Programs Results

Data I/O announced the completion of $6 million in repurchases of common stock under the new and expanded 2012 stock repurchase program announced on January 9, 2012.  The purchases were made under a 10b5-1 plan under the Exchange Act that provided the flexibility to make purchases at any time.

Previously on October 20, 2011, Data I/O announced a stock repurchase program to buy back up to $1 million dollars of stock over four quarters.  Prior to termination of the October 20, 2011 original plan on January 13, 2012, repurchases of 10,581 shares at an average price of $3.94 for a total repurchase amount of $41,706 were accomplished during the first quarter of 2012.  Under the new and expanded program announced January 9, 2012, Data I/O repurchased an additional 1.47 million shares of stock at an average price of $4.07 for a total repurchase amount of $5,984,875 including commissions.  Data I/O Corporation had 7.7 million shares of common stock outstanding as of March 31, 2012.

About Data I/O Corporation

With almost 40 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning expected revenue, expected margins, expected loss, orders and financial positions, cash position, share repurchases, new products and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to ability to record revenues based upon the timing of product deliveries and installations, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.